UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 21, 2005

FIRSTBANK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number, including area code: (989) 463-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2.02 Results of Operations and Financial Conditions

On April 21, 2005, Firstbank Corporation issued a press release announcing results for the first quarter of 2005. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Section 9.01 Financial Statements and Exhibits

      (c)   Exhibit

              99.1 Press Release Dated April 21, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 21, 2005	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone ——————————————— Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

      99.1     Press Release Dated April 21, 2005

EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	April 21, 2005 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2005 RESULTS

Highlights Include:
•	Earnings per share (diluted) of $0.39 for the first quarter of 2005
•	Continuing loan and deposit growth
•	Continuing strong asset quality and capital ratios

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced earnings per share of $0.39, compared to $0.44 for the first quarter of 2004. Net income was $2,137,000 for the quarter ended March 31, 2005, compared to $2,681,000 for the quarter ended March 31, 2004. Asset quality remained strong, and continuing favorable developments in the loan portfolio including payoffs and pay downs of loans with specific reserves resulted in a provision for loan losses of just $8,000 in the first quarter of 2005. However, the comparison to the first quarter of 2004 is affected by the negative provision expense of $191,000 in that quarter, which benefited year-ago earnings to a greater extent than current period earnings. Returns on average assets and average equity for the first quarter of 2005 were 1.09% and 11.8%, respectively, compared with 1.39% and 12.7%, respectively, in the first quarter of 2004. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2004.

Growth in Firstbank’s balance sheet continued as total assets reached $814 million. Total portfolio loans at the end of the first quarter of 2005 were 5.7% above the level at March 31, 2004. Commercial and commercial real estate loans increased 8.4% above the year-ago level, and residential mortgage loans increased 13.3%. Total deposits as of March 31, 2005, were 7.3% above the year-ago level, and non-interest bearing deposits increased 9.1% over this time period.

Firstbank’s net interest margin, at 4.41% in the first quarter of 2005, declined from the 4.52% level achieved in the fourth quarter of 2004 and 4.51% in the first quarter of 2004. Rising rates in Firstbank’s variable rate commercial loan portfolio were more than offset by a combination of lower rates achieved on new and renewed fixed rate loans, increasing rates on core deposits, and increased reliance on higher cost categories of deposits to fund loan growth. Also affecting the comparison to the year-ago margin was the impact of the capital restructuring done in 2004. Although the capital restructuring benefited earnings per share, it had a negative impact of approximately 0.09% on the net interest margin, as anticipated.

Mr. Sullivan stated, “Our near-term trends in financial performance are being affected by the end of a period when we benefited greatly from unusually high earnings from mortgage operations. Our emphasis is focused with our front-line people on serving our customers’ needs, as always, and achieving growth of good core banking business for the future.”

Although total non-interest expenses showed a 9.3% increase when comparing the first quarter of 2005 to the first quarter of 2004, salaries and employee benefits expense declined 1.4%. The salaries component decreased 2.7% as Firstbank was able to reduce personnel costs primarily due to a lower level of mortgage origination, benefit from further consolidation of mortgage operations, and other efforts to manage costs. Occupancy and equipment expense increased 4.9% primarily due to new branch facilities, improvements to existing branch facilities, and equipment and software enhancements. Other non-interest expense showed an increase of $621,000 from the first quarter of 2004 to the first quarter of 2005. Of this increase, $88,000 was related to Firstbank’s non-bank subsidiaries, and was more than covered by increases in revenues from these operations. Audit costs increased $128,000 due to Sarbanes Oxley Act requirements. The remaining increase was caused by a variety of items, such as Michigan Single Business Tax, conversion related technology expense for improving our internet banking service, other software support agreements, and a number of additional relatively small items where the timing of expense recognition impacted the first quarter of 2004 more favorably than the first quarter of 2005.

Bolstered by growth in loans and earning assets, net interest income in the first quarter of 2005 increased 1.7% from the level in the first quarter of 2004, overcoming the additional funding cost associated with the share repurchase and self-tender offer strategies executed in 2004, and also overcoming increased deposit costs due to increases in rates paid in local markets and a shift in mix to higher cost categories of deposits. The reduction in mortgage activity compared to last year continued to negatively impact earnings comparisons, as gain on sale of mortgage loans showed a 42% decline from the first quarter of 2004 to the first quarter of 2005. Total non-interest income declined a smaller 6.4%. Helping to offset the decline in mortgage activity was a 10.9% increase in deposit account fee income.

Primarily as a result of the self tender offer in 2004, shareholders’ equity decreased 14.0% from March 31, 2004 to March 31, 2005. Also, Firstbank repurchased 37,200 shares in the first quarter of 2005, resuming activity under its share repurchase program. The issuance of $10 million of trust preferred securities through a private offering in 2004 in conjunction with the desired reduction in shareholders’ equity was part of the capital management strategy and enabled Firstbank to maintain its well capitalized status in terms of regulatory capital. The trust preferred securities were issued by a special purpose trust subsidiary as part of a pooled transaction, and this capital is shown on the balance sheet as Subordinated Debt in accordance with generally accepted accounting principles. The ratio of average equity to average assets stood at 9.2% in the first quarter of 2005, compared to 9.0% in the fourth quarter of 2004 and 11.0% in the first quarter of 2004.

Firstbank’s mortgage servicing portfolio grew to $473.9 million as of March 31, 2005, from $472.1 million at December 31, 2004, and $471.4 million at March 31, 2004.

Firstbank’s asset quality measures remained strong. The ratio of non-performing loans to loans was 0.23% as of March 31, 2005, compared to 0.28% at December 31, 2004, and 0.17% at March 31, 2004. Net charge-offs did increase, to $461,000 in the first quarter of 2005, or 0.28% annualized as a percentage of average loans, compared to $144,000, or 0.09% as a percentage of average loans in the first quarter of 2004. The increase in net charge-offs was primarily due to the charge-off of a single commercial loan that had been previously identified as a problem loan and had a specific allowance allocation. Even with the increased level of net charge-offs in the first quarter of 2005, these measures of asset quality continue to be at levels considered in the industry to be favorable. During the first quarter of 2005, continuing positive developments and pay downs related to a small number of credits led Firstbank to keep its provision expense low, at $8,000 for the quarter.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $814 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2005	Dec 31 2004	Mar 31 2004

ASSETS

Cash and cash equivalents:
Cash and due from banks	$21,930	$23,715	$21,579
Short term investments	1,849	2,057	11,858

Total cash and cash equivalents	23,779	25,772	33,437

Securities available for sale	77,855	72,475	64,122
Federal Home Loan Bank stock	5,412	5,355	5,184
Loans:
Loans held for sale	1,786	1,969	2,672
Portfolio loans:
Commercial	107,211	110,261	112,851
Commercial real estate	235,040	225,372	202,828
Residential mortgage	240,281	231,213	212,159
Real estate construction	37,877	47,920	52,746
Consumer	52,708	54,491	56,156
Credit card	1,785	1,830	1,961

Total portfolio loans	674,902	671,087	638,701
Less allowance for loan losses	(10,128)	(10,581)	(11,292)

Net portfolio loans	664,774	660,506	627,409

Premises and equipment, net	17,323	17,658	17,931
Goodwill	4,465	4,465	4,880
Other intangibles	2,296	2,395	2,622
Other assets	16,486	15,540	13,770

TOTAL ASSETS	$814,176	$806,135	$772,027

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	99,424	106,208	91,110
Interest bearing accounts:
Demand	173,542	177,067	189,767
Savings	115,234	100,277	99,877
Time	230,425	219,715	195,850

Total deposits	618,625	603,267	576,604

Securities sold under agreements to
repurchase and overnight borrowings	31,855	39,100	27,386
FHLB Advances and notes payable	68,899	71,430	72,727
Subordinated Debt	10,310	10,310	0
Accrued interest and other liabilities	11,214	9,164	10,072

Total liabilities	740,903	733,271	686,789

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	64,533	64,713	73,535
Retained earnings	8,835	7,816	10,749
Accumulated other comprehensive income	(95)	335	954

Total shareholders' equity	73,273	72,864	85,238

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$814,176	$806,135	$772,027

* Common stock shares issued and outstanding	5,326,667	5,322,137	5,868,858

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.23%	0.28%	0.17%
Non-Perf. Loans + OREO / Loans^ + OREO	0.36%	0.42%	0.21%
Non-Performing Assets / Total Assets	0.30%	0.35%	0.18%
Allowance for Loan Loss as a % of Loans^	1.50%	1.58%	1.77%
Allowance / Non-Performing Loans	645%	568%	1015%

Quarterly Average Balances:
Total Portfolio Loans^	$670,240	$663,475	$642,911
Total Earning Assets	$755,795	$746,814	$724,939
Total Shareholders' Equity	$74,881	$72,021	$85,167
Total Assets	$812,067	$799,688	$776,694
Diluted Shares Outstanding	5,436,709	5,420,497	6,038,958

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:

	Mar 31 2005	Dec 31 2004	Mar 31 2004

Interest income:
Interest and fees on loans	$10,847	$10,734	$10,180
Investment securities
Taxable	458	443	383
Exempt from federal income tax	248	247	242
Short term investments	40	50	24

Total interest income	11,593	11,474	10,829

Interest expense:
Deposits	2,226	1,974	1,786
Notes payable and other borrowing	1,219	1,135	1,030

Total interest expense	3,445	3,109	2,816

Net interest income	8,148	8,365	8,013
Provision for loan losses	8	80	(191)

Net interest income after provision for loan losses	8,140	8,285	8,204

Noninterest income:
Gain on sale of mortgage loans	455	565	784
Service charges on deposit accounts	720	731	649
Gain on sale of securities	12	33	0
Mortgage servicing	48	(13)	(20)
Other	978	1,126	952

Total noninterest income	2,213	2,442	2,365

Noninterest expense:
Salaries and employee benefits	3,887	4,051	3,941
Occupancy and equipment	1,016	988	969
Amortization of intangibles	76	75	76
FDIC insurance premium	21	21	22
Michigan single business tax	0	0	0
Other	2,216	2,773	1,595

Total noninterest expense	7,216	7,908	6,603

Income before federal income taxes	3,137	2,819	3,966
Federal income taxes	1,000	364	1,285

Net Income	$2,137	$2,455	$2,681

Fully Tax Equivalent Net Interest Income	$8,292	$8,475	$8,098

Per Share Data:
Basic Earnings	$0.40	$0.46	$0.45
Diluted Earnings	$0.39	$0.45	$0.44
Dividends Paid	$0.21	$0.20	$0.19

Performance Ratios:
Return on Average Assets*	1.09%	1.21%	1.39%
Return on Average Equity*	11.8%	13.5%	12.7%
Net Interest Margin (FTE) *	4.41%	4.52%	4.51%
Book Value Per Share+	$13.76	$13.74	$14.52
Average Equity/Average Assets	9.2%	9.0%	11.0%
Net Charge-offs	461	293	144
Net Charge-offs as a % of Average Loans^*	0.28%	0.18%	0.09%

* Annualized
+ Period End
^ Total loans less loans held for sale